EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-18251) of Larscom Incorporated of our report dated January 24, 2002, except for Note 11, as to which the date is March 15, 2002, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP
By	:
PricewaterhouseCoopers LLP

San Jose, California
March 23, 2002